Exhibit 99.1

SITO Mobile Announces Receipt of a NASDAQ Notice of Deficiency

in Compliance with Certain Listing Rules

JERSEY CITY, N.J., August 23, 2019 -- SITO Mobile Ltd. (NASDAQ: SITO) (“SITO” or the “Company”), an insights-driven Consumer Behavior and Location Sciences™ company, has received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) dated August 21, 2019 indicating that the Company no longer meets the continued listing requirement related to the timely filing of its Form 10-Q for the period ended June 30, 2019 (the “Filing”).

As a result of a delay in completing its Quarterly Report on Form 10-Q, the Company no longer complies with the Listing Rules (the “Rules”) for continued listing. Under NASDAQ Rules, the Company now has 60 calendar days to submit a plan to regain compliance and if the NASDAQ accepts SITO’s plan, it can grant an exception of up to 180 calendar days from the Filing’s due date, or until February 17, 2020, to regain compliance.

The Company requires additional time to finalize its accounting for a revenue contract and other matters.  The Company is working diligently to resolve this issue and pending conclusion of certain matters, the Company expects to file its Form 10-Q in the near future.

In addition, the Company has also received a notification letter from the Listing Qualifications Department of NASDAQ dated July 5, 2019 indicating that the Company no longer meets the continued listing requirement of maintaining a minimum bid price of $1 per share for the NASDAQ Global Market, as set forth in the NASDAQ Listing Rule 5450(a)(1), because the closing bid price of the Company’s listed ordinary shares for the last 30 consecutive business days was below the minimum bid price requirement of $1 per share. The Company has 180 days after the date of the NASDAQ notification to regain compliance by maintaining a minimum closing bid price of $1 for 10 consecutive trading days. If unable to regain compliance, NASDAQ will provide the Company with written notification that its common stock is subject to delisting. If, at the conclusion of the 180-day periods, the Company has not achieved compliance, it may appeal NASDAQ’s determination to delist its securities. The Company notes that it may resolve the issue identified by approving a reverse stock split, which would require approvals of the Company’s Board of Directors and Shareholders. No assurance can be given that the Board of Directors and/or Shareholders would be in favor of and approve a reverse stock split.

If the Company does not regain compliance with the minimum bid price requirement by the expiry of the Compliance Period, NASDAQ may, at its discretion, grant an additional 180 days in order for the Company to regain compliance with the minimum bid price requirement if the Company (i) meets the continued listing requirement for MVPHS and all other initial listing standards for the NASDAQ Capital Market with the exception of the bid price requirement and (ii) provides written notice of its intention to cure the deficiency during the second 180-day compliance period by effecting a reverse share split if necessary.

In the event the Company does not regain compliance prior to the expiration of the Compliance Period or does not qualify for the second compliance period in respect of Rule 5450(a)(1), the Company will receive written notification that its securities are subject to delisting from the NASDAQ Global Market. At that time, the Company may appeal the delisting determination to a Hearing’s Panel of NASDAQ.

About SITO Mobile, Ltd.

SITO turns the consumer journey into a powerful instrument for marketers, delivering actionable insights that influence behavior in real-time. Through Consumer Behavior and Location Sciences™, SITO develops customized, data-driven solutions for brands spanning strategic insights and media. Our science and products reveal a deeper, real-time understanding of customer interests, actions and experiences providing increased clarity for brands when it comes to navigating business decisions and delivering advertising. The Company is home to an internally developed, proprietary location-data technology stack, arming clients with a powerful resource for granular data, real-time insights and optimization, and delivery of successful media campaigns. Using in-store targeting, proximity targeting, geo-conquesting and attribution data, SITO creates audience profiles to develop measurable hyper-targeted campaigns for brands. For more information regarding SITO’s science, technology and customized solutions spanning media and research, visit www.sitomobile.com.

Cautionary Statement Regarding Certain Forward-Looking Information

This press release contains forward-looking statements. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements concerning the following: SITO’s plans and initiatives; our possible or assumed future results of operations; our ability to attract and retain customers; our ability to sell additional products and services to customers; our competitive position; our industry environment; and our potential growth opportunities. You should not place undue reliance on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” in our Annual Report on Form 10-K, for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and the reports we file with the SEC. Actual events or results may vary significantly from those implied or projected by the forward-looking statements due to these risk factors. No forward-looking statement is a guarantee of future performance. You should read our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and the documents that we reference in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and have filed as exhibits thereto with the Securities and Exchange Commission, or the SEC, with the understanding that our actual future results and circumstances may be materially different from what we expect. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Contact:

Investor Relations

Brett Maas

Hayden IR

Phone: 646.536.7331

Email: SITO@haydenir.com

Source: SITO Mobile, Ltd.